Exhibit 99.1

FOR RELEASE January 8, 2004

Contact:	Tammy Cancela
972-443-1111
tcancela@thomasgroup.com

Thomas Group Names Jim Taylor Chief Executive Officer

Irving, Texas, January 8, 2004, Thomas Group, Inc. (TGIS.OB)

Thomas Group, Inc., one of the leaders in operations consulting, today announced that James “Jim” Taylor will become Chief Executive Officer and President of the company effective January 13, 2004.

Taylor, 57, succeeds John Hamann as CEO.  For the last 3 years, Taylor has served as Thomas Group’s Executive Vice President and Chief Financial Officer and has been largely responsible for successfully returning Thomas Group to profitability following the 2001 consulting industry downturn and global recession.  Taylor will retain on an interim basis the position of Chief Financial Officer while assuming his new responsibilities.

Taylor has spent more than 30 years in the consulting industry and in operations management.  He began his career at Coopers and Lybrand and while partner there, led the southwest region’s mergers and acquisitions group.  Subsequently, he owned and led 7 other companies, including his own start-up businesses.

“Jim is a proven leader and will do an excellent job heading Thomas Group,” said Jack Chain, General, USAF (Retired) and Chairman of Thomas Group.  “He has a broad business background and the support of our clients, the Board of Directors and the employees.  I am certain Jim will build upon Thomas Group’s strong foundation and further advance the company profitably in the market place. “

“I am excited by the prospect of leading Thomas Group at this time in its history.  The company is truly poised for both significant growth and for excellent profitability.  Our broad client base around the world, coupled with the best consultants in the industry and our proven results-oriented methodology are all assets we can leverage for success.  I am gratified that the Board has charged me with this responsibility and am energized by the team and our position in the market,” said Taylor.

About Taylor

Following a tour of duty in the U.S. Army, Taylor joined Coopers and Lybrand as a partner focused on oil and gas and construction-related clients worldwide.  He left Coopers and Lybrand to start his own company, Elcon Industries, Inc., a manufacturer and distributor of original and after market automotive and truck accessories. After selling the company to a venture capital group, he founded another company, Taylor-Built Industries, Inc., to manufacture and distribute an innovative truck accessory of his own design. Following the sale of Taylor-Built Industries, Inc. to Polyphase Corporation, Taylor stayed on as the Vice President and Chief Financial Officer of Polyphase Corporation, where he created and launched a new food group.  Immediately prior to joining Thomas Group, Taylor was the President and co-founder of The Chancellor Group, a finance, systems design, production operations and business strategy consultancy.

Taylor holds a B.S. in accounting from California State Polytechnic University and is a licensed C.P.A. in the state of Texas.

About Thomas Group

Founded in 1978 and headquartered in Irving, Texas (Dallas/Fort Worth Metroplex), Thomas Group, Inc. is an international, publicly traded professional services firm (TGIS.OB).  Thomas Group focuses on improving enterprise wide operations, competitiveness and financial performance of major corporate clients through a proprietary methodology known as Process Value ManagementTM (PVM).  PVM utilizes best practices in process improvement to strategically align operations and improve bottom line results.  Recognized as a leading specialist in operations consulting, Thomas Group creates and implements customized improvement strategies for sustained performance improvement. For additional information on Thomas Group, Inc., please visit the Company on the World Wide Web at www.thomasgroup.com.